Exhibit 99

Pfizer Reports Third-Quarter 2009 Results

  Third-Quarter 2009 Revenues of $11.6 Billion
  Third-Quarter 2009 Reported Diluted EPS(1) of $0.43, Adjusted Diluted EPS(2) of $0.51
  Continues to Execute on Financial and Strategic Commitments; Commenced Wyeth Integration on October 16, 2009 Following Completion of the Acquisition
  Updates Full-Year 2009 Revenue, Reported Diluted EPS(1) and Adjusted Diluted EPS(2) Guidance to Reflect Wyeth Acquisition

NEW YORK--(BUSINESS WIRE)--October 20, 2009--Pfizer Inc. (NYSE: PFE):

($ in millions, except per share amounts)
	Third-Quarter			Year-to-Date
	2009	2008	Change	2009	2008	Change
Reported Revenues	$ 11,621	$ 11,973	(3%)	$ 33,472	$ 35,950	(7%)
Reported Net Income(1)	2,878	2,278	26%	7,868	7,838	--
Reported Diluted EPS(1)	0.43	0.34	26%	1.16	1.16	--
Adjusted Income(2)	3,461	4,180	(17%)	10,377	11,977	(13%)
Adjusted Diluted EPS(2)	0.51	0.62	(18%)	1.54	1.77	(13%)

See end of text prior to tables for notes.

Pfizer Inc. (NYSE: PFE) today reported financial results for third-quarter 2009. Revenues were $11.6 billion, a decrease of 3% compared with $12.0 billion in the year-ago quarter. Revenues for third-quarter 2009 compared with the year-ago quarter were unfavorably impacted by approximately $610 million, or 5%, due to foreign exchange and were favorably impacted by $217 million, or 2%, due to a one-time adjustment in the year-ago period for prior years’ liabilities for product returns. For third-quarter 2009, U.S. revenues were $4.8 billion, a decrease of 2% compared with the year-ago quarter. International revenues were $6.8 billion, a decrease of 4% compared with the prior-year quarter, and reflected 5% operational growth and a 9% unfavorable impact of foreign exchange. U.S. revenues represented 41% of the total, while international revenues represented 59% of the total, both comparable with the year-ago quarter.

For the first nine months of 2009, revenues were $33.5 billion, a decrease of 7% compared with $36.0 billion in the same period in 2008. Foreign exchange unfavorably impacted revenues by approximately $2.3 billion or 6%. U.S. revenues were $14.3 billion, a decrease of 6% compared with the first nine months of 2008. International revenues were $19.2 billion, a decrease of 8% compared with the same period last year, and reflected 3% operational growth and an 11% unfavorable impact of foreign exchange. U.S. revenues represented 43% of the total compared with 42% in the year-ago period, and international revenues represented 57% of the total compared with 58% of the total of the first nine months of 2008.

Business Revenues

Effective January 1, 2009, Pfizer expanded its operating model within the Pharmaceutical business to include five customer-focused units, in addition to its Animal Health business. During third-quarter 2009, the Specialty Care, Emerging Markets and Oncology Pharmaceutical units and Animal Health generated revenue growth on a constant currency basis. The Primary Care unit was flat on a constant currency basis while the Established Products unit, which manages a portfolio of products that have generally lost patent protection or marketing exclusivity and that have an expected decline in revenues at this stage in their lifecycle, declined 9% on a constant currency basis.

	Third-Quarter
				Foreign
($ in millions)	2009	2008	Change	Exchange	Operational
Primary Care(3)	$5,511	$5,769	(4%)	(4%)	--
Specialty Care(4)	1,573	1,529	3%	(3%)	6%
Oncology(5)	371	389	(5%)	(7%)	2%
Established Products(6)	1,618	1,834	(12%)	(3%)	(9%)
Emerging Markets(7)	1,604	1,672	(4%)	(13%)	9%
Returns Adjustment	--	(217)	*	*	*

Total Pharmaceutical	10,677	10,976	(3%)	(5%)	2%

Animal Health(8)	678	708	(4%)	(6%)	2%
Other(9)	266	289	(8%)	(3%)	(5%)

Total	$11,621	$11,973	(3%)	(5%)	2%

See end of text prior to tables for notes.

* Calculation not meaningful

Primary Care revenues for third-quarter 2009 were $5.5 billion, a decline of 4% compared with $5.8 billion in the year-ago quarter. Operationally, Primary Care revenues were flat, as the strong international performance of Lyrica and Lipitor was offset primarily by lower Lipitor revenues in the U.S. Operational performance was offset by the unfavorable impact of foreign exchange.

Specialty Care revenues for third-quarter 2009 were $1.6 billion, an increase of 3% compared with $1.5 billion in the same period last year. Operational growth of 6%, largely driven by the solid performance of Rebif and Revatio, was partially offset by the unfavorable impact of foreign exchange.

Oncology revenues for third-quarter 2009 were $371 million, a decrease of 5% compared with $389 million in the prior-year quarter. Operational growth of 2%, primarily due to the strong performance of Sutent, was partially offset by the unfavorable impact of the loss of exclusivity of Camptosar in Europe in July 2009. The operational growth was more than offset by the unfavorable impact of foreign exchange.

Established Products revenues for third-quarter 2009 were $1.6 billion, a decline of 12% compared with $1.8 billion in the year-ago quarter, comprised of a 9% operational decline and the unfavorable impact of foreign exchange.

Emerging Markets revenues for third-quarter 2009 were $1.6 billion, a decrease of 4% compared with $1.7 billion in third-quarter 2008. These results included revenue from both established products and patent-protected products sold in emerging markets. Operational growth of 9%, largely attributable to strong growth in high-priority countries, notably China and India, was more than offset by the unfavorable impact of foreign exchange.

Animal Health revenues for third-quarter 2009 were $678 million, a decline of 4% compared with $708 million in the year-ago quarter. Operational growth of 2%, primarily driven by the solid performance in emerging markets and for certain new products worldwide, was more than offset by the unfavorable impact of foreign exchange.

Reported Net Income(1) and Reported Diluted EPS(1)

For third-quarter 2009, Pfizer posted reported net income(1) of $2.9 billion, an increase of 26% compared with $2.3 billion in the prior-year quarter, and reported diluted EPS(1) of $0.43, an increase of 26% compared with $0.34 in the prior-year quarter. Results for third-quarter 2009 compared with the same period in 2008 were favorably impacted by the non-recurrence of the after-tax charge of $640 million resulting from agreements to resolve certain litigation involving the Company’s non-steroidal anti-inflammatory (NSAID) pain medicines in the year-ago quarter, lower costs associated with our cost-reduction initiatives and savings generated from those initiatives. These factors were partially offset by the decrease in revenues, unfavorable impact of foreign exchange, higher interest expense as a result of the issuance of notes to partially finance the Wyeth acquisition as well as an increase in the effective tax rate on reported results to approximately 28% in third-quarter 2009 from approximately 17% in third-quarter 2008. This increase in the effective tax rate on reported results was primarily due to the increased tax cost associated with certain business decisions executed to finance the Wyeth acquisition.

For the first nine months of 2009, Pfizer posted reported net income(1) of $7.9 billion, and reported diluted EPS(1) of $1.16, both comparable with the first nine months of 2008. These results were impacted by the aforementioned factors as well as costs incurred to prepare for the Wyeth acquisition and lower in-process research and development charges. The increase in the effective tax rate on reported results to approximately 27% in the first nine months of 2009 from approximately 14% in the first nine months of 2008 was primarily due to the increased tax cost as discussed above. Additionally, the 2008 effective tax rate was positively impacted by favorable income tax adjustments.

Adjusted Income(2) and Adjusted Diluted EPS(2)

Third-quarter 2009 adjusted income(2) was $3.5 billion, a decrease of 17% compared with $4.2 billion in the year-ago quarter, and adjusted diluted EPS(2) was $0.51, a decrease of 18% compared with $0.62 in the year-ago quarter. For the first nine months of 2009, adjusted income(2) was $10.4 billion, a decrease of 13% compared with $12.0 billion in the first nine months of 2008, and adjusted diluted EPS(2) was $1.54, a decrease of 13% compared with $1.77 in the year-ago period. Both adjusted income(2) and adjusted diluted EPS(2) were negatively impacted by lower revenues and by an increase in the effective tax rate on adjusted income(2) to approximately 32% in third-quarter 2009 from approximately 22% in third-quarter 2008, and to approximately 30% in the first nine months of 2009 from approximately 21% in the first nine months of 2008. These increases in the effective tax rate were primarily due to the increased tax cost associated with certain business decisions executed to finance the Wyeth acquisition. In addition, the effective tax rate for the first nine months of 2008 was positively impacted by a favorable income tax adjustment. These factors were partially offset by savings from various cost-reduction initiatives across all aspects of the business, which decreased adjusted total costs(10) by approximately $210 million in third-quarter 2009 and $950 million in the first nine months of 2009.

In third-quarter 2009, adjusted cost of sales(2) as a percentage of revenues was 15.4% compared with 14.5% in third-quarter 2008. This increase primarily reflects the negative impact of foreign exchange, which was partially offset by the favorable impact of our cost-reduction initiatives. Excluding the impact of foreign exchange, adjusted cost of sales(2) as a percentage of revenues was 14.3% in third-quarter 2009.

Adjusted selling, informational and administrative (SI&A) expenses(2) were $3.2 billion in third-quarter 2009, a decrease of 6% compared with $3.4 billion in the prior-year quarter. The decrease was attributable to the favorable impact of cost-reduction initiatives as well as the favorable impact of foreign exchange, which reduced third-quarter 2009 adjusted SI&A expenses(2) by $126 million compared with the year-ago quarter.

Adjusted research and development (R&D) expenses(2) were $1.6 billion in third-quarter 2009, a decrease of 8% compared with $1.8 billion in the prior-year period. The decrease was due to the favorable impact of cost-reduction initiatives as well as the favorable impact of foreign exchange, which reduced third-quarter 2009 adjusted R&D expenses(2) by $36 million compared with the year-ago quarter.

Overall, operational improvements resulting from cost-reduction initiatives decreased adjusted total costs(10) by approximately $210 million, or 3%, in third-quarter 2009 compared with the prior-year period, and foreign exchange decreased adjusted total costs(10) by approximately $120 million, or 2%, in third-quarter 2009 compared with the prior-year period. The operational improvements were driven partially by the reduction in workforce to approximately 75,400 at the end of third-quarter 2009, a decline of 1,100 compared with the end of the second-quarter 2009, and a decline of 11,200 since the beginning of 2008, as well as manufacturing and research and development site exits. In fourth-quarter 2009, a portion of the operational cost reductions achieved in the first nine months of 2009 is expected to be invested in high-growth opportunities.

Executive Commentary

“We are pleased with our results this quarter and in our ability to once again deliver solid operational performance in an environment that continues to be challenging. Excluding foreign exchange, our five Pharmaceutical units and Animal Health business continued to perform well enabling us to continue to meet our commitments,” stated Jeff Kindler, Chairman and Chief Executive Officer.

Kindler continued, “The completion of the Wyeth acquisition represents a significant milestone in the transformation of Pfizer. We are beginning to implement our integration plan in order to quickly maximize the value of our expanded and more diversified global product portfolio in key high-growth areas. With customer-centric businesses, supported by research organizations, Pfizer is now well positioned to deliver greater value to patients and shareholders.”

Frank D’Amelio, Chief Financial Officer, stated, “During the first nine months of 2009, we have continued to deliver on our 2009 financial commitments and our longer-term cost-reduction target. Completion of both the Wyeth acquisition and associated integration plans is a testament to the hard work and dedication of talented colleagues throughout the organization. Looking ahead, we anticipate that our broad portfolio of products and increased investment in high-growth opportunities will better position us to generate consistent earnings growth and continue to deliver on our commitments.”

Financial Guidance

Pfizer has updated its 2009 full-year financial guidance, at current exchange rates(11), as detailed below to reflect the acquisition of Wyeth on October 15, 2009. This guidance incorporates Wyeth’s operations from the acquisition closing date through Pfizer’s international and domestic year-ends (see note 12 below). The Company will provide full-year 2010 financial guidance in conjunction with its fourth-quarter 2009 earnings release in January 2010.

2009 Guidance(12)
Reported Revenues	$49.0 to $50.0 billion
(previously $45.0 to $46.0 billion)
Reported Diluted EPS(1)	$1.45 to $1.50
(previously $1.30 to $1.45)
Adjusted Diluted EPS(2)	$2.00 to $2.05
(previously $1.90 to $2.00)

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1)

“Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. generally accepted accounting principles. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. generally accepted accounting principles.

(2)

"Adjusted income" and its components and "adjusted diluted earnings per share (EPS)" are defined as reported net income(1) and its components and reported diluted EPS(1) excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Cost of Sales, Adjusted SI&A expenses and Adjusted R&D expenses are income statement line items prepared on the same basis, and therefore, components of the overall adjusted income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the fiscal quarter ended June 28, 2009, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of third-quarter 2009 and 2008 and first nine-months 2009 and 2008 adjusted income and its components and adjusted diluted EPS to reported net income(1) and its components and reported diluted EPS(1), as well as reconciliations of full-year 2009 adjusted income and adjusted diluted EPS guidance to full-year 2009 reported net income(1) and reported diluted EPS(1) guidance, are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)	The Primary Care business unit includes revenues from human pharmaceutical products primarily prescribed by primary-care physicians, and may include, but is not limited to, products in the following therapeutic and disease areas: Alzheimer’s disease, anxiety, cardiovascular (excluding pulmonary arterial hypertension), diabetes, pain, genitourinary, obesity, osteoporosis and respiratory. Examples of products in this business unit include, but are not limited to, Lipitor, Lyrica, Celebrex and Viagra. All revenues for such products are allocated to the Primary Care business unit, except those generated in emerging markets(7), and those that are managed by the Established Products(6) business unit.

(4)	The Specialty Care business unit includes revenues from human pharmaceutical products primarily prescribed by physicians who are specialists, and may include, but is not limited to, products in the following therapeutic and disease areas: antibacterials, antifungals, antivirals, bone, inflammation, gastrointestinal, growth hormones, multiple sclerosis, ophthalmology, pulmonary arterial hypertension and psychosis. Examples of products in this business unit include, but are not limited to, Xalatan, Zyvox, Geodon and Genotropin. All revenues for such products are allocated to the Specialty Care business unit, except those generated in emerging markets(7), and those that are managed by the Established Products(6) business unit.

(5)

The Oncology business unit includes revenues from human oncology and oncology-related products. Examples of products in this business unit include, but are not limited to, Sutent and Aromasin. All revenues for such products are allocated to the Oncology business unit, except those generated in emerging markets(7), and those that are managed by the Established Products(6) business unit.

(6)	The Established Products business unit generally includes revenues from human pharmaceutical products that have lost patent protection or marketing exclusivity in certain countries and/or regions. In certain situations, products may be transferred to this unit before losing patent protection or marketing exclusivity in order to maximize their value. This unit also excludes revenues generated in emerging markets(7). Examples of products in this business unit include, but are not limited to, Norvasc, Relpax, Medrol and Arthrotec.

(7)	The Emerging Markets business unit includes revenues from all human pharmaceutical products sold in emerging markets, including, but not limited to, Asia (excluding Japan), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey.

(8)	The Animal Health business includes revenues from products to treat livestock and companion animals.

(9)	Includes Consumer Healthcare business-transition activity, Capsugel and Pfizer Centersource.

(10)	Represents the total of Adjusted Cost of Sales(2), Adjusted SI&A expenses(2) and Adjusted R&D expenses(2).

(11)	Current exchange rates approximate rates at the time of the third-quarter 2009 earnings press release (October 2009).

(12)	The financial guidance includes projected results of operations for Wyeth, in accordance with Pfizer's international and domestic year-ends. Therefore, the guidance includes approximately one-and-a-half months of the fourth calendar quarter of 2009 in the case of Wyeth’s international operations and approximately two-and-a-half months of the fourth calendar quarter of 2009 in the case of Wyeth’s U.S. operations. This guidance does not assume the completion of any other business-development transactions, including divestitures not completed as of September 27, 2009, and excludes the potential effects of litigation-related matters not substantially resolved as of September 27, 2009.

In addition, the reported financial guidance includes estimated amounts that are dependent upon certain valuations and other studies of the assets acquired and liabilities assumed from Wyeth that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the estimated purchase accounting impacts are preliminary and may not be indicative of actual amounts that will be recorded as additional information becomes available and as additional analyses are performed. Differences between the preliminary estimates reflected in this reported guidance and the final acquisition accounting will likely occur and could have a material impact on this guidance. The reported financial guidance also reflects certain costs incurred in connection with the Wyeth acquisition since the announcement of the agreement to acquire Wyeth on January 26, 2009 through the acquisition close date including, but not limited to, pre-integration, transaction and financing costs. Due to the recent timing of the acquisition close, the 2009 reported guidance does not reflect an estimate for any restructuring or integration charges expected to be incurred in connection with the acquisition of Wyeth. The Company will include an estimate for acquisition-related restructuring and integration costs in its full-year 2010 reported financial guidance in conjunction with its fourth-quarter 2009 earnings release in January 2010.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(millions, except per common share data)

	Third Quarter		% Incr. / (Decr.)	Nine Months		% Incr. / (Decr.)
	2009	2008		2009	2008
Revenues	$11,621	$11,973	(3)	$33,472	$35,950	(7)
Costs and expenses:
Cost of sales (a)	1,789	2,122	(16)	4,953	6,397	(23)
Selling, informational and administrative expenses (a)	3,282	3,523	(7)	9,508	10,878	(13)
Research and development expenses (a)	1,632	1,885	(13)	5,032	5,642	(11)
Amortization of intangible assets	594	621	(4)	1,755	2,063	(15)
Acquisition-related in-process research and development charges	-	13	(100)	20	567	(96)
Restructuring charges and acquisition-related costs	193	366	(47)	1,206	1,113	8
Other (income)/deductions--net	160	721	(78)	175	221	(21)
Income from continuing operations before provision
for taxes on income	3,971	2,722	46	10,823	9,069	19
Provision for taxes on income	1,092	463	136	2,952	1,251	136
Income from continuing operations	2,879	2,259	27	7,871	7,818	1
Discontinued operations--net of tax	2	25	(90)	6	38	(84)
Net income before allocation to noncontrolling interests	2,881	2,284	26	7,877	7,856	--
Less: Net income attributable to noncontrolling interests	3	6	(44)	9	18	(49)
Net income attributable to Pfizer Inc.	$2,878	$2,278	26	$7,868	$7,838	--
Earnings per share - basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.43	$0.34	26	$1.17	$1.16	1
Discontinued operations--net of tax	-	-	--	-	-	--
Net income attributable to Pfizer Inc. common shareholders	$0.43	$0.34	26	$1.17	$1.16	1
Earnings per share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.43	$0.33	30	$1.16	$1.16	--
Discontinued operations--net of tax	-	0.01	(100)	-	-	--
Net income attributable to Pfizer Inc. common shareholders	$0.43	$0.34	26	$1.16	$1.16	--
Weighted-average shares used to calculate earnings per common share:
Basic	6,730	6,718		6,727	6,730
Diluted	6,762	6,736		6,758	6,750

(a)	Exclusive of amortization of intangible assets, except as discussed in footnote 6 below.

Certain amounts and percentages may reflect rounding adjustments.

1.	The above financial statements present the three-month and nine-month periods ended September 27, 2009 and September 28, 2008. Subsidiaries operating outside the United States are included for the three-month and nine-month periods ended August 23, 2009 and August 24, 2008. The results of operations of Wyeth, which we acquired on October 15, 2009, are not included in the three-month and nine-month periods ended September 27, 2009.
2.	The financial results for the three-month and nine-month periods ended September 27, 2009 are not necessarily indicative of the results which could ultimately be achieved for the current year.
3.	On January 1, 2009, we adopted the provisions of a new accounting standard issued by the Financial Accounting Standards Board (FASB) that provides guidance for the accounting, reporting and disclosure of noncontrolling interests, previously referred to as minority interests. The adoption of these provisions resulted in reclassifications of prior-period amounts to conform to the third-quarter and nine-month 2009 presentations, primarily related to the presentation of noncontrolling interests.
4.	Included in Restructuring charges and acquisition-related costs are transaction costs, such as banking, legal, accounting and other costs, directly related to our acquisition of Wyeth of $19 million for the three-month period ended September 27, 2009 and $572 million for the nine-month period ended September 27, 2009.
5.	In the first nine months of 2009, we recorded $20 million of Acquisition-related in-process research and development charges (IPR&D) due to the resolution of a contingency associated with our 2008 acquisition of CovX. In the first nine months of 2008, we expensed $567 million of IPR&D, primarily related to our acquisitions of Serenex, Inc., Encysive Pharmaceuticals, Inc., CovX, Coley Pharmaceutical Group, Inc. and two smaller acquisitions related to Animal Health. As a result of adopting the provisions of a new accounting standard for business combinations issued by the FASB, beginning January 1, 2009, IPR&D related to acquisitions after adoption will be recorded on our consolidated balance sheet as indefinite-lived intangible assets. We made no acquisitions in the first nine months of 2009.
6.	Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.
7.	Other (income)/deductions - net for the three-month and nine-month periods ended September 28, 2008 includes litigation-related charges of approximately $900 million associated with the resolution of certain litigation involving our non-steroidal anti-inflammatory pain medicines.
8.	Provision for taxes on income for the three-month and nine-month periods ended September 27, 2009 includes a tax benefit of approximately $174 million related to the final resolution of a previously disclosed agreement-in-principle with the U.S. Department of Justice to settle investigations of past promotional practices and certain other matters. This resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position. The nine-month period ended September 28, 2008 includes tax benefits of approximately $305 million related to favorable tax settlements and of approximately $426 million related to the sale of one of our biopharmaceutical companies (Esperion Therapeutics Inc.), both recorded in the second quarter of 2008.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended September 27, 2009
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$11,621	$-	$-	$-	$(18)	$11,603
Costs and expenses:
Cost of sales (a)	1,789	-	-	-	(2)	1,787
Selling, informational and administrative expenses (a)	3,282	3	-	-	(60)	3,225
Research and development expenses (a)	1,632	(8)	-	-	(5)	1,619
Amortization of intangible assets	594	(560)	-	-	-	34
Acquisition-related in-process research and development charges	-	-	-	-	-	-
Restructuring charges and acquisition-related costs	193	-	(132)	-	(61)	-
Other (income)/deductions--net	160	1	-	-	(303)	(142)
Income from continuing operations before provision for taxes on income	3,971	564	132	-	413	5,080
Provision for taxes on income	1,092	167	45	-	312	1,616
Income from continuing operations	2,879	397	87	-	101	3,464
Discontinued operations--net of tax	2	-	-	(2)	-	-
Net income before allocation to noncontrolling interests	2,881	397	87	(2)	101	3,464
Less: Net income attributable to noncontrolling interests	3	-	-	-	-	3
Net income attributable to Pfizer Inc.	$2,878	$397	$87	$(2)	$101	$3,461
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.43	$0.06	$0.01	$-	$0.01	$0.51
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.43	$0.06	$0.01	$-	$0.01	$0.51

	Nine Months Ended September 27, 2009
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$33,472	$-	$-	$-	$(58)	$33,414
Costs and expenses:
Cost of sales (a)	4,953	-	-	-	(166)	4,787
Selling, informational and administrative expenses (a)	9,508	9	-	-	(195)	9,322
Research and development expenses (a)	5,032	(22)	-	-	(70)	4,940
Amortization of intangible assets	1,755	(1,656)	-	-	-	99
Acquisition-related in-process research and development charges	20	(20)	-	-	-	-
Restructuring charges and acquisition-related costs	1,206	-	(814)	-	(392)	-
Other (income)/deductions--net	175	(2)	-	-	(731)	(558)
Income from continuing operations before provision for taxes on income	10,823	1,691	814	-	1,496	14,824
Provision for taxes on income	2,952	524	290	-	672	4,438
Income from continuing operations	7,871	1,167	524	-	824	10,386
Discontinued operations--net of tax	6	-	-	(6)	-	-
Net income before allocation to noncontrolling interests	7,877	1,167	524	(6)	824	10,386
Less: Net income attributable to noncontrolling interests	9	-	-	-	-	9
Net income attributable to Pfizer Inc.	$7,868	$1,167	$524	$(6)	$824	$10,377
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.16	$0.17	$0.08	$-	$0.13	$1.54
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$1.16	$0.17	$0.08	$-	$0.13	$1.54
(a)	Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended September 28, 2008
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$11,973	$-	$-	$-	$186	$12,159
Costs and expenses:
Cost of sales (a)	2,122	-	-	-	(362)	1,760
Selling, informational and administrative expenses (a)	3,523	3	-	-	(97)	3,429
Research and development expenses (a)	1,885	(8)	-	-	(108)	1,769
Amortization of intangible assets	621	(585)	-	-	-	36
Acquisition-related in-process research and development charges	13	(13)	-	-	-	-
Restructuring charges and acquisition-related costs	366	-	(28)	-	(338)	-
Other (income)/deductions--net	721	(1)	-	-	(940)	(220)
Income from continuing operations before provision for taxes on income	2,722	604	28	-	2,031	5,385
Provision for taxes on income	463	144	4	-	588	1,199
Income from continuing operations	2,259	460	24	-	1,443	4,186
Discontinued operations--net of tax	25	-	-	(25)	-	-
Net income before allocation to noncontrolling interests	2,284	460	24	(25)	1,443	4,186
Less: Net income attributable to noncontrolling interests	6	-	-	-	-	6
Net income attributable to Pfizer Inc.	$2,278	$460	$24	$(25)	$1,443	$4,180
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.33	$0.07	$-	$-	$0.22	$0.62
Discontinued operations--net of tax	0.01	-	-	(0.01)	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.34	$0.07	$-	$(0.01)	$0.22	$0.62

	Nine Months Ended September 28, 2008
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$35,950	$-	$-	$-	$80	$36,030
Costs and expenses:
Cost of sales (a)	6,397	-	-	-	(801)	5,596
Selling, informational and administrative expenses (a)	10,878	9	-	-	(353)	10,534
Research and development expenses (a)	5,642	(22)	-	-	(344)	5,276
Amortization of intangible assets	2,063	(1,965)	-	-	-	98
Acquisition-related in-process research and development charges	567	(567)	-	-	-	-
Restructuring charges and acquisition-related costs	1,113	-	(36)	-	(1,077)	-
Other (income)/deductions--net	221	(3)	-	-	(961)	(743)
Income from continuing operations before provision for taxes on income	9,069	2,548	36	-	3,616	15,269
Provision for taxes on income	1,251	550	6	-	1,467	3,274
Income from continuing operations	7,818	1,998	30	-	2,149	11,995
Discontinued operations--net of tax	38	-	-	(38)	-	-
Net income before allocation to noncontrolling interests	7,856	1,998	30	(38)	2,149	11,995
Less: Net income attributable to noncontrolling interests	18	-	-	-	-	18
Net income attributable to Pfizer Inc.	$7,838	$1,998	$30	$(38)	$2,149	$11,977
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.16	$0.29	$-	$-	$0.32	$1.77
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$1.16	$0.29	$-	$-	$0.32	$1.77

(a)	Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)

1)	Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

2)	Acquisition-related costs includes the following:

	Third Quarter		Nine Months
(millions of dollars)	2009	2008	2009	2008

Transaction costs	$19	$-	$572	$-
Pre-Integration costs and other	113	28	242	36
Total acquisition-related costs -- pre-tax (a)	132	28	814	36
Income taxes(b)	(45)	(4)	(290)	(6)
Total acquisition-related costs -- net of tax	$87	$24	$524	$30

	(a)	Included in Restructuring charges and acquisition-related costs. Transaction costs include costs directly related to our acquisition of Wyeth. Included in these costs are bridge term loan credit agreement fees related to the bridge financing arranged with financial institutions in March 2009 to partially fund our acquisition of Wyeth. The bridge commitment was terminated in June 2009 as a result of our issuance of $24 billion in senior unsecured notes in the first half of 2009 and all associated bridge commitment fees have been expensed. Pre-Integration costs represent external, incremental costs incurred in 2009 directly related to our acquisition of Wyeth. 2008 amounts relate to other restructuring charges.
	(b)	Included in Provision for taxes on income.

3)	Certain significant items includes the following:

	Third Quarter		Nine Months
(millions of dollars)	2009	2008	2009	2008

Restructuring charges - Cost-reduction initiatives(a)	$61	$338	$392	$1,077
Implementation costs - Cost-reduction initiatives(b)	80	378	410	1,140
Certain legal matters(c)	40	936	170	936
Net interest expense - Wyeth acquisition(d)	299	-	528	-
Returns liabilities adjustment(e)	-	217	-	217
Other (f)	(67)	162	(4)	246
Total certain significant items -- pre-tax	413	2,031	1,496	3,616
Income taxes(g)	(312)	(588)	(672)	(1,467)
Total certain significant items -- net of tax	$101	$1,443	$824	$2,149

(a)	Included in Restructuring charges and acquisition-related costs.

(b)	Included in Cost of sales ($23 million), Selling, informational and administrative expenses ($51 million), Research and development expenses ($5 million), and Other (income)/deductions - net ($1 million) for the three months ended September 27, 2009. Included in Cost of sales ($144 million), Selling, informational and administrative expenses ($182 million), Research and development expenses ($78 million), and Other (income)/deductions - net ($6 million) for the nine months ended September 27, 2009. Included in Cost of sales ($172 million), Selling, informational and administrative expenses ($95 million), Research and development expenses ($108 million), and Other (income)/deductions - net ($3 million) for the three months ended September 28, 2008. Included in Cost of sales ($520 million), Selling, informational and administrative expenses ($270 million), Research and development expenses ($348 million), and Other (income)/deductions - net ($2 million) for the nine months ended September 28, 2008.

(c)	Included in Other (income)/deductions - net and for the three-month and nine-month periods ended September 28, 2008 includes litigation-related charges of approximately $900 million associated with the resolution of certain litigation involving our non-steroidal anti-inflammatory pain medicines.

(d)	Included in Other (income)/deductions - net. Includes interest expense on the senior unsecured notes issued in connection with our acquisition of Wyeth less interest income earned on the proceeds of those notes.

(e)	Included in Revenues and reflects an adjustment to the prior years' liabilities for product returns.

(f)	Included in the three-month and nine-month periods ended September 28, 2008 are $115 million in asset impairment charges and other associated costs.

(g)	Included in Provision for taxes on income and includes a tax benefit of approximately $174 million in the three-month and nine-month periods ended September 27, 2009 related to the final resolution of a previously disclosed agreement-in-principle with the U.S. Department of Justice to settle investigations of past promotional practices and certain other matters. This resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position. Also includes a tax benefit of approximately $426 million in the first nine months of 2008 related to the sale of one of our biopharmaceutical companies (Esperion Therapeutics Inc.).

PFIZER INC.
SEGMENT/PRODUCT REVENUES
THIRD QUARTER 2009
(UNAUDITED)
(millions of dollars)

	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2009	2008	Change	2009	2008	Change	2009	2008	Change
TOTAL REVENUES	11,621	11,973	(3)	4,816	4,901	(2)	6,805	7,072	(4)

PHARMACEUTICAL +	10,677	10,976	(3)	4,448	4,518	(2)	6,229	6,458	(4)
- CARDIOVASCULAR AND METABOLIC DISEASES	4,024	4,537	(11)	1,641	1,903	(14)	2,383	2,634	(9)
LIPITOR	2,853	3,142	(9)	1,379	1,567	(12)	1,474	1,575	(6)
NORVASC	488	562	(13)	14	22	(34)	474	540	(12)
CHANTIX / CHAMPIX	155	182	(15)	75	96	(22)	80	86	(7)
CADUET	130	148	(12)	91	116	(21)	39	32	21
CARDURA	109	125	(14)	1	1	(5)	108	124	(14)
REVATIO	111	95	18	71	61	18	40	34	17
- CENTRAL NERVOUS SYSTEM DISORDERS	1,504	1,556	(3)	679	723	(6)	825	833	(1)
LYRICA	708	675	5	352	378	(7)	356	297	20
GEODON / ZELDOX	252	258	(2)	210	210	-	42	48	(10)
ZOLOFT	128	135	(5)	19	27	(32)	109	108	2
ARICEPT**	108	131	(17)	-	1	(100)	108	130	(17)
NEURONTIN	82	102	(20)	16	20	(18)	66	82	(20)
RELPAX	81	83	(2)	48	50	(3)	33	33	(2)
XANAX / XANAX XR	81	91	(11)	13	15	(14)	68	76	(10)
- ARTHRITIS AND PAIN	684	768	(11)	455	491	(7)	229	277	(18)
CELEBREX	602	625	(4)	421	450	(6)	181	175	4
- INFECTIOUS AND RESPIRATORY DISEASES	877	989	(11)	268	317	(15)	609	672	(9)
ZYVOX	271	281	(3)	146	161	(10)	125	120	6
VFEND	196	189	3	61	58	4	135	131	3
ZITHROMAX / ZMAX	85	91	(7)	2	1	43	83	90	(8)
DIFLUCAN	93	93	(1)	3	3	(36)	90	90	-
- UROLOGY	773	820	(6)	433	435	(1)	340	385	(11)
VIAGRA	466	509	(8)	232	235	(1)	234	274	(14)
DETROL / DETROL LA	283	298	(5)	197	198	(1)	86	100	(13)
- ONCOLOGY	575	645	(11)	123	112	10	452	533	(15)
SUTENT	246	226	9	69	62	11	177	164	9
AROMASIN	123	121	1	40	39	4	83	82	-
CAMPTOSAR	82	122	(33)	-	(2)	100	82	124	(35)
- OPHTHALMOLOGY	444	459	(3)	143	137	5	301	322	(7)
XALATAN / XALACOM	436	450	(3)	143	137	5	293	313	(6)
- ENDOCRINE DISORDERS	293	294	(1)	63	62	3	230	232	(2)
GENOTROPIN	232	225	3	56	54	4	176	171	3
- ALL OTHER	811	337	140	221	12	*	590	325	81
ZYRTEC / ZYRTEC D	-	-	-	-	-	-	-	-	-
- ALLIANCE REVENUE (Aricept, Spiriva, Rebif and Exforge)	692	571	21	422	326	30	270	245	10
ANIMAL HEALTH	678	708	(4)	294	303	(3)	384	405	(5)
OTHER ***	266	289	(8)	74	80	(8)	192	209	(8)

+	-	Revenues are presented by therapeutic area.

*	-	Calculation not meaningful.

**	-	Represents direct sales under license agreement with Eisai Co., Ltd.

***	-	Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
SEGMENT/PRODUCT REVENUES
NINE MONTHS 2009
(UNAUDITED)
(millions of dollars)

	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2009	2008	Change	2009	2008	Change	2009	2008	Change
TOTAL REVENUES	33,472	35,950	(7)	14,309	15,161	(6)	19,163	20,789	(8)

PHARMACEUTICAL +	30,842	32,933	(6)	13,347	14,024	(5)	17,495	18,909	(7)
- CARDIOVASCULAR AND METABOLIC DISEASES	11,805	13,498	(13)	5,035	5,824	(14)	6,770	7,674	(12)
LIPITOR	8,259	9,255	(11)	4,145	4,711	(12)	4,114	4,544	(9)
NORVASC	1,487	1,702	(13)	49	57	(14)	1,438	1,645	(13)
CHANTIX / CHAMPIX	524	666	(21)	303	398	(24)	221	268	(17)
CADUET	392	441	(11)	294	352	(16)	98	89	10
CARDURA	330	378	(13)	4	4	(8)	326	374	(13)
REVATIO	319	241	33	212	157	35	107	84	28
- CENTRAL NERVOUS SYSTEM DISORDERS	4,314	4,426	(3)	2,054	2,074	(1)	2,260	2,352	(4)
LYRICA	2,020	1,871	8	1,094	1,064	3	926	807	15
GEODON / ZELDOX	713	731	(3)	597	594	-	116	137	(15)
ZOLOFT	368	408	(10)	62	95	(35)	306	313	(2)
ARICEPT**	311	356	(12)	-	1	(100)	311	355	(12)
NEURONTIN	242	295	(18)	51	53	(3)	191	242	(21)
RELPAX	234	240	(2)	145	147	(1)	89	93	(4)
XANAX / XANAX XR	230	267	(14)	41	47	(14)	189	220	(14)
- ARTHRITIS AND PAIN	1,946	2,279	(15)	1,336	1,444	(7)	610	835	(27)
CELEBREX	1,714	1,825	(6)	1,230	1,329	(7)	484	496	(3)
- INFECTIOUS AND RESPIRATORY DISEASES	2,586	2,920	(11)	821	913	(10)	1,765	2,007	(12)
ZYVOX	811	832	(2)	459	495	(7)	352	337	5
VFEND	555	547	1	177	166	6	378	381	(1)
ZITHROMAX / ZMAX	299	320	(7)	10	7	38	289	313	(8)
DIFLUCAN	244	280	(13)	7	7	(11)	237	273	(13)
- UROLOGY	2,254	2,369	(5)	1,316	1,265	4	938	1,104	(15)
VIAGRA	1,343	1,432	(6)	697	656	6	646	776	(17)
DETROL / DETROL LA	845	901	(6)	600	603	(1)	245	298	(17)
- ONCOLOGY	1,657	1,932	(14)	365	417	(12)	1,292	1,515	(15)
SUTENT	671	627	7	192	188	2	479	439	9
AROMASIN	347	342	1	121	108	12	226	234	(4)
CAMPTOSAR	276	451	(39)	-	86	(100)	276	365	(25)
- OPHTHALMOLOGY	1,261	1,316	(4)	414	389	6	847	927	(9)
XALATAN / XALACOM	1,238	1,291	(4)	414	389	6	824	902	(9)
- ENDOCRINE DISORDERS	805	857	(6)	180	191	(6)	625	666	(6)
GENOTROPIN	636	669	(5)	160	170	(6)	476	499	(5)
- ALL OTHER	2,342	1,714	37	693	573	21	1,649	1,141	44
ZYRTEC / ZYRTEC D	-	125	(100)	-	125	(100)	-	-	-
- ALLIANCE REVENUE (Aricept, Spiriva, Rebif and Exforge)	1,872	1,622	15	1,133	934	21	739	688	7
ANIMAL HEALTH	1,863	2,042	(9)	749	812	(8)	1,114	1,230	(9)
OTHER ***	767	975	(21)	213	325	(34)	554	650	(15)

+	-	Revenues are presented by therapeutic area.

**	-	Represents direct sales under license agreement with Eisai Co., Ltd.

***	-	Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.

SUPPLEMENTAL INFORMATION

1. Impact of Foreign Exchange on Revenues

The strengthening of the U.S. dollar relative to other currencies, primarily the euro, UK pound, Canadian dollar and Australian dollar, unfavorably impacted our revenues by approximately $610 million, or 5%, in third-quarter 2009, compared to the same period in 2008, and by approximately $2.3 billion, or 6%, in the first nine months of 2009, compared to the same period in 2008.

2. Change in Cost of Sales

Reported cost of sales decreased 16% in the third quarter of 2009, compared to the same period in 2008, and decreased 23% in first nine months of 2009, compared to the same period in 2008. The decreases primarily reflect the savings impact of our cost-reduction initiatives and lower related implementation costs, partially offset by the unfavorable impact of foreign exchange.

Reported cost of sales included implementation charges related to our cost-reduction initiatives of $23 million for the third quarter of 2009, $144 million for the first nine months of 2009, $172 million for the third quarter of 2008, and $520 million for the first nine months of 2008.

Reported cost of sales as a percentage of revenues decreased 2.3 percentage points to 15.4% in third-quarter 2009, reflecting the favorable impact of our cost-reduction initiatives and lower related implementation costs, partially offset by the unfavorable impact of foreign exchange, compared to third-quarter 2008.

3. Change in Selling, Informational & Administrative (SI&A) Expenses, Research & Development (R&D) Expenses and In-Process R&D Charges (IPR&D)

Reported SI&A expenses decreased 7% in the third quarter of 2009, compared to the same period in 2008, and decreased 13% in first nine months of 2009, compared to the same period in 2008. The decreases reflect savings associated with our cost-reduction initiatives, lower related implementation costs, and the favorable impact of foreign exchange. In addition, the first nine months of 2009 included certain insurance recoveries related to legal defense costs.

Reported SI&A expenses included implementation charges related to our cost-reduction initiatives of $51 million for third-quarter 2009, $182 million for the first nine months of 2009, $95 million for third-quarter 2008, and $270 million for the first nine months of 2008.

Reported R&D expenses, excluding IPR&D, decreased 13% in the third quarter of 2009, compared to the same period in 2008, and 11% in the first nine months of 2009, compared to the same period in 2008. The decreases were primarily due to the realization of savings associated with our cost-reduction initiatives, lower related implementation costs, and the favorable impact of foreign exchange. The nine-month 2009 decrease was partially offset by a $150 million milestone payment to Bristol-Myers Squibb in first-quarter 2009 in connection with the collaboration on apixaban.

Reported R&D expenses included implementation charges related to our cost-reduction initiatives of $5 million for third-quarter 2009, $78 million for the first nine months of 2009, $108 million for third-quarter 2008, and $348 million for the first nine months of 2008.

IPR&D charges of $20 million for the first nine months of 2009 relate to the resolution of a contingency associated with our 2008 acquisition of CovX. IPR&D charges of $567 million for the first nine months of 2008 primarily relate to the acquisitions of Serenex, Inc., Encysive Pharmaceuticals, Inc., CovX, Coley Pharmaceutical Group, Inc. and two smaller acquisitions related to Animal Health. As a result of adopting the provisions of a new accounting standard for business combinations issued by the Financial Accounting Standards Board, beginning January 1, 2009, IPR&D related to acquisitions after adoption will be recorded on our consolidated balance sheet as indefinite-lived intangible assets. We made no acquisitions in the first nine months of 2009.

4. Other (Income) and Other Deductions

	Third Quarter		Nine Months
($ in millions)	2009	2008	2009	2008
Interest Income	$(171)	$(307)	$(620)	$(921)
Interest Expense	369	121	769	433
Net Interest (Income)/Expense(a)	198	(186)	149	(488)
Royalty-Related Income	(35)	(59)	(142)	(194)
Legal Matters, Net (b)	54	936	130	934
Other, Net	(57)	30	38	(31)
Other (Income)/Deductions-Net	$160	$721	$175	$221

(a)	Net interest expense was $198 million in third-quarter 2009 compared to net interest income of $186 million in the same period in 2008. The change is due primarily to net interest expense recorded in third-quarter 2009 associated with our issuance of $13.5 billion of senior unsecured notes on March 24, 2009 and $10.5 billion of senior unsecured notes on June 3, 2009, primarily related to the acquisition of Wyeth. In addition, lower interest rates, partially offset by higher cash balances, contributed to the increased net interest expense compared to the year-ago quarter.

(b)	In third-quarter 2008, we recorded litigation-related charges of approximately $900 million associated with the resolution of certain litigation involving our non-steroidal anti-inflammatory pain medicines.

5. Effective Tax Rate

The effective tax rate on reported Income from continuing operations before provision for taxes on income for third-quarter 2009 was 27.5% compared to 17.0% in the third quarter of 2008, and in the first nine months of 2009 was 27.3% compared to 13.8% in the first nine months of 2008. The higher tax rates for the third quarter and first nine months of 2009 are primarily due to the increased tax costs associated with certain business decisions executed to finance the Wyeth acquisition and the change in geographic mix of expenses incurred to execute our cost-reduction initiatives, partially offset by a tax benefit of $174 million recorded in the third quarter of 2009 related to the final resolution of a previously disclosed agreement-in-principle with the U.S. Department of Justice to settle investigations of past promotional practices and certain other matters. This resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position. The higher tax rates were also partially offset by the decrease in IPR&D charges, which generally are not deductible for tax purposes. The lower tax rate in the first nine months of 2008 reflects tax benefits of $305 million related to favorable tax settlements for multiple tax years and $426 million related to the sale of one of our biopharmaceutical companies, which were both recorded in the second quarter of 2008.

The effective tax rate on adjusted income(1) was 31.8% in third quarter 2009, 29.9% in the first nine months of 2009, 22.3% in third-quarter 2008, and 21.4% in the first nine months of 2008. The higher tax rates on adjusted income(1) in 2009 are primarily due to the increased tax costs associated with certain business decisions executed to finance the Wyeth acquisition. The lower tax rate in the first nine months of 2008 reflects $305 million in tax benefits related to the resolution of tax issues noted above.

6. Reconciliation of 2009 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2009 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Guidance

	Full-Year 2009 Guidance
($ billions, except per-share amounts)	Net Income(a)	Diluted EPS(a)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$14.1 - $14.4	~$2.00 - $2.05
Purchase Accounting Impacts from Wyeth Acquisition and Business Development Transactions Completed as of 12/31/08 (b)	(2.5)	(0.36)
Costs Related to Cost-Reduction Initiatives (c)	(0.6)	(0.08)
Wyeth Acquisition-Related Costs (d)	(0.9)	(0.12)
Other, Net	0.1	0.01
Reported Net Income Attributable to Pfizer Inc/Diluted EPS Guidance	~$10.2 - $10.5	~$1.45 - $1.50
(a)	Guidance in the table above includes projected results of operations for Wyeth, in accordance with Pfizer’s international and domestic year-ends. Therefore, the guidance includes approximately one-and-a-half months of the fourth calendar quarter of 2009 in the case of Wyeth’s international operations and approximately two-and-a-half months of the fourth calendar quarter of 2009 in the case of Wyeth’s U.S. operations. This guidance does not assume the completion of any other business-development transactions, including divestitures, not completed as of September 27, 2009, and excludes the potential effects of litigation-related matters not substantially resolved as of September 27, 2009.

(b)	Includes estimated amounts that are dependent upon certain valuations and other studies of the assets acquired and liabilities assumed from Wyeth that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the estimated purchase accounting impacts are preliminary and may not be indicative of actual amounts that will be recorded as additional information becomes available and as additional analyses are performed. Differences between the preliminary estimates reflected in this guidance and the final acquisition accounting will likely occur and could have a material impact on the guidance presented above.

(c)	Includes restructuring and implementation costs incurred for Pfizer legacy cost reduction initiatives through the closing date of the Wyeth acquisition. Does not reflect an estimate for subsequent restructuring and implementation costs associated with Pfizer legacy cost reduction initiatives. The Company will include an estimate for acquisition-related restructuring and integration costs in its full-year 2010 financial guidance in conjunction with its fourth-quarter 2009 earnings release in January 2010.

(d)	Includes certain costs incurred in connection with the Wyeth acquisition since the announcement of the agreement to acquire Wyeth on January 26, 2009 through the acquisition close date including, but not limited to, pre-integration, transaction and financing costs. Due to the recent timing of the acquisition close, the 2009 guidance does not reflect an estimate for any restructuring or integration charges expected to be incurred in connection with the acquisition of Wyeth. The Company will include an estimate for acquisition-related restructuring and integration costs in its full-year 2010 financial guidance in conjunction with its fourth-quarter 2009 earnings release in January 2010.

________________

(1) “Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income attributable to Pfizer Inc. and reported diluted EPS attributable to Pfizer Inc. common shareholders excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the fiscal quarter ended June 28, 2009, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of October 20, 2009. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s financial results and estimates, business plans and prospects, in-line products and product candidates that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business-development activities; competitive developments, including with respect to competitor drugs and drug candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products and competitor products; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; U.S. legislation or regulatory action, including legislation or regulatory action that may result from pending and possible future healthcare reform proposals, affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, direct-to-consumer advertising and interactions with healthcare professionals, and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration or interruption of our information technology systems and infrastructure; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations and changes affecting the taxation by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals; changes in U.S. generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our lenders, our customers, our suppliers and counterparties to our foreign-exchange and interest-rate agreements of the global recession and recent and possible future changes in global financial markets; any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our acquisition of Wyeth and of our cost-reduction initiatives. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in its reports on Forms 10-Q and 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

CONTACT:
Pfizer Inc.
Media
Joan Campion, 212-733-2798
or
Investors
Suzanne Harnett, 212-733-8009
Jennifer Davis, 212-733-0717